Norwood Financial Corp Investor Presentation December 31, 2023 Exhibit 99.1

The information disclosed in this document includes various forward-looking statements that are made by Norwood Financial Corp (the “Company”) in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “projects,” “intends,” “estimates,” “expects,” “believes,” “plans,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify such forward-looking statements the Company cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change overtime. Actual results could differ materially from such forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation and regulation affecting the financial services industry, government intervention in the U.S. financial system, changes in federal and state tax laws, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending activities, successful implementation, deployment and upgrades of new and existing technology, systems, services and products, customers’ acceptance of the Company’s products and services, and competition. Any statements made by the Company that are not historical facts should be considered to be forward-looking statements. The Company cautions that the foregoing list of important factors is not exhaustive. The Company is not obligated to update and does not undertake to update any of its forward looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or made herein. Forward Looking Statements & Disclaimers

Financial Highlights, December 31, 2023 Total Assets of $2.2 billion Increase of $154 million, or 7.5%, in 2023 Total Loans of $1.6 billion Increase of $130 million, or 8.8%, in 2023 Total Deposits of $1.8 billion Increase of $67 million, or 3.9%, in 2023 Balance Sheet

Financial Highlights, December 31, 2023 Commercial Loans Increase of $48 million, or 4.9%, in 2023 Consumer Loans Increase of $64 million, or 32.1%, in 2023 Residential Mortgages Increase of $18 million, or 5.9%, in 2023 Loan Portfolio

Financial Highlights, December 31, 2023 Demand Deposits Decrease of $35 million, or 8.0%, in 2023 Non-Maturity, Interest-Bearing Deposits Decrease of $103 million, or 13.0%, in 2023 Time Deposits Increase of $205 million, or 40.8%, in 2023 Deposits

Financial Highlights, December 31, 2023 $24,915 $29,233 $16,759 Net Income 2023 results were down due to the decrease in Net Interest Income and a large credit charge off. While no assurances can be given, no further losses are expected from the credit that was charged off. As of December 31, 2023, our Allowance for Credit Losses represented 1.18% of total loans outstanding, and was 249% of total nonperforming loans.

Financial Highlights, December 31, 2023 WAYNE BANK NATIONAL PEER Return on Assets 0.79% 1.02% Return on Equity 10.13% 11.62% Dividend Payout Ratio 54.60% 34.39% Net Interest Margin 3.06% 3.39% Loans to Deposits 88.20% 83.44% Efficiency Ratio 60.65% 62.41% Overhead Expense Ratio 1.96% 2.40% Average Yield on Total Loans 5.46% 5.78% Average Rate Paid on Deposits 1.96% 2.11% Non-Current Loans/Total Loans 0.48% 0.39% Peer Comparison

A Well Diversified Loan Portfolio Loan Portfolio Categories *7 individual Office Loans for $5MM representing .3% of total loans

A Well Diversified Loan Portfolio Loan Portfolio By Industry This chart shows the breakdown of Wayne Bank’s concentration of credit for those industries that make up over 10% of its capital. The “All Others” category includes 37.19% Retail Loans and 19.96% other Commercial Loan industries. The 37.19% Retail Loans includes 15.75% Residential Mortgages, 15.53% Indirect Loans, and 5.91% Direct Installment Loans.

Credit Performance Total Loans Vs. Percentage of Past Dues (> 30 days)

Deposit Mix Deposit Growth Total deposits in the banking industry decreased by 1.71% in 2023 Wayne Bank grew deposits by 2.98% in 2023 Banking Industry Source: Board of Governors of the federal Reserve System (US) via fred.stlouisfed.org

Deposit Mix Deposit Growth Comparison Public funds decreased 4.99% as pandemic related stimulus programs expired Consumer and business deposits increased by 3.83% and 7.74% respectively, in the same period

A Legacy of Creating Shareholder Value 32 consecutive years of increases in cash dividends per share Most recent quarterly dividend of $.30/share paid on February 1, 2024 Market valuation metrics: Price/LTM EPS: 15.8X Price/book: 143% Price/tangible book: 170% Average daily trading volume of nearly 12,000 shares Index membership: Nasdaq Bank Index Russell 2000® Index The Facts

A Legacy of Creating Shareholder Value NWFL entered the Russell 2000® Index on 6/23/2023. On 6/23/2023, NWFL had the highest level of stock trades in a single day in its history. The Russell 2000® Index encompasses and tracks the performance of the 2,000 largest traded U.S. stocks, based on market capitalization. In the Russell 2000® Index

A Legacy of Creating Shareholder Value Ranked #20 in the Top 25 Banks in the U.S. by Bank Director Magazine. Also ranked #10 out of 122 banks in the $2 billion to $5 billion asset size category. Evaluated on profitability, capital adequacy, asset quality, and total shareholder return. A Top 25 Best U.S. Bank

A Legacy of Creating Shareholder Value Ranked #84 out of 200 banks in the $2 billion to $10 billion asset size category by American Banker. Evaluated on profitability, efficiency, capital adequacy, and asset quality based on a 3-year average return. A Top 100 Performing U.S. Bank